EXHIBIT 99

NEWS RELEASE

CONTACT:
Alysha Tawney
Manager, Strategy and Investor Relations
713-331-4902
(IR@stage.com)

Stage Stores Reports Third Quarter Results,
Declares Quarterly Cash Dividend, and Narrows Guidance Range

HOUSTON, TX, November 16, 2017 - Stage Stores, Inc. (NYSE: SSI) today reported financial results for the third quarter ended October 28, 2017. For the third quarter, comparable sales declined 3.9%. Net loss for the quarter was $17.7 million, or a $0.64 loss per diluted share, including an estimated negative impact of $0.05 per diluted share from Hurricanes Harvey and Irma.

“Despite the disruption of Hurricanes Harvey and Irma, we returned to positive comparable sales in October, regaining our momentum from the second quarter,” said Michael Glazer, President and Chief Executive Officer. “We estimate that the hurricanes negatively impacted total sales by $3.8 million or 1.1%. Our immediate response to the disaster was to provide aid to our affected guests and associates, many of whom suffered tremendous losses as a result of the storms. The Company, our associates, our guests, and our vendors provided much needed assistance through generous donations of cash, merchandise, and supplies to the communities we serve. I am humbled by the overwhelming response and generosity that we have experienced during this difficult time.

“Throughout the third quarter, we continued to make progress on our key initiatives across merchandising, marketing, and operations. Notably, we achieved another quarter of double digit growth in e-commerce as we remained focused on enhancing our omni-channel business. We ended the quarter with department store inventory down 8.7%, which helped contribute to a 260 basis point merchandise margin improvement, positioning us for a successful holiday season,” continued Mr. Glazer. “In the fourth quarter, we will capitalize on the momentum in our department stores by focusing on trending categories like cosmetics, gifts, and active, reissuing our private label credit cards, and shifting more of our marketing efforts to digital. In our Gordmans stores, our inventory is well positioned for the fourth quarter, and we are excited to launch our first marketing campaign that announces our presence in the off-price industry as we head into the holiday season. As we execute these strategies, our team remains focused on generating positive free cash flow and enhancing shareholder value through our dividend.”

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share on its common stock, payable on December 13, 2017 to shareholders of record at the close of business on November 28, 2017.

Third Quarter Reported Results
For the third quarter, comparable sales decreased 3.9%. Total sales increased 12.6% to $357.2 million, as compared to $317.1 million in the prior year. Net loss was $17.7 million, or $0.64 per diluted share, compared to a net loss of $15.6 million, or $0.58 per diluted share, for the prior year third quarter. Excluding after-tax charges related to store closures and other strategic initiatives of approximately $0.2 million, or $0.01 per diluted share, third quarter 2016 adjusted net loss was $15.5 million, or $0.57 per diluted share.

2017 Guidance
The Company has narrowed its guidance range for 2017. Adjusted loss per diluted share is now expected to be between $0.90 and $1.25, compared to the prior guidance of an adjusted loss of $0.90 to $1.35. Updated 2017 guidance assumes comparable sales are in a range of -4% to -6%, compared to the prior guidance of -4% to -7%, and excludes after-tax charges associated with the Gordmans acquisition, store closures, and other totaling approximately $0.23 per diluted share. Weighted average shares for the year are expected to be approximately 27.5 million. The effective tax rate is now projected to be between 35% and 37%. Capital expenditures in 2017, net of construction allowances from landlords, are expected to be $40 million, compared to $67 million in 2016.

Conference Call / Webcast Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its results. Interested parties may participate in the Company’s conference call by dialing 844-415-6993. Alternatively, interested parties may listen to a live webcast of the conference call through the Investor Relations section of the Company’s website (corporate.stage.com) under the “Webcasts” caption. A replay of the conference call will be available online until midnight on Friday, December 1, 2017.

About Stage Stores
Stage Stores, Inc. is a leading retailer of trend-right, name-brand values for apparel, accessories, cosmetics, footwear and home goods.  As of November 16, 2017, the Company operates in 42 states through 789 BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES, and STAGE specialty department stores and 58 GORDMANS off-price stores, as well as an e-commerce website at www.stage.com.  For more information about Stage Stores, visit the Company’s website at corporate.stage.com.

Use of Adjusted (Non-GAAP) Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures help to facilitate comparisons of Company operating performance across periods. This release includes non-GAAP financial measures identified as “adjusted” results. A reconciliation of all non-GAAP financial measures to the most comparable GAAP financial measures is provided in a table included with this release.

Caution Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of the Company’s objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are based upon management’s then-current views and assumptions regarding future events and operating performance. Although management believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge, forward-looking statements involve risks, uncertainties and other factors which may materially affect the Company’s business, financial condition, results of operations or liquidity.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, economic conditions, cost and availability of goods, inability to successfully execute strategic initiatives, competitive pressures, economic pressures on the Company and its customers, freight costs, the risks discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”), and other factors discussed from time to time in the Company’s other SEC filings. This release should be read in conjunction with such filings, and you should consider all of such risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects in its public announcements and SEC filings.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	October 28, 2017		October 29, 2016
	Amount	% to Sales (a)	Amount	% to Sales (a)
Net sales	$357,236	100.0%	$317,140	100.0%
Cost of sales and related buying, occupancy and distribution expenses	285,542	79.9%	260,550	82.2%
Gross profit	71,694	20.1%	56,590	17.8%
Selling, general and administrative expenses	100,036	28.0%	84,564	26.7%
Interest expense	2,001	0.6%	1,395	0.4%
Loss before income tax	(30,343)	(8.5)%	(29,369)	(9.3)%
Income tax benefit	(12,621)	(3.5)%	(13,735)	(4.3)%
Net loss	$(17,722)	(5.0)%	$(15,634)	(4.9)%

Basic loss per share data:
Basic loss per share	$(0.64)		$(0.58)
Basic weighted average shares outstanding	27,602		27,155

Diluted loss per share data:
Diluted loss per share	$(0.64)		$(0.58)
Diluted weighted average shares outstanding	27,602		27,155

(a) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	October 28, 2017		October 29, 2016
	Amount	% to Sales (a)	Amount	% to Sales (a)
Net sales	$1,042,924	100.0%	$988,275	100.0%
Cost of sales and related buying, occupancy and distribution expenses	816,071	78.2%	779,128	78.8%
Gross profit	226,853	21.8%	209,147	21.2%
Selling, general and administrative expenses	289,188	27.7%	260,076	26.3%
Interest expense	5,505	0.5%	3,616	0.4%
Loss before income tax	(67,840)	(6.5)%	(54,545)	(5.5)%
Income tax benefit	(24,873)	(2.4)%	(23,492)	(2.4)%
Net loss	$(42,967)	(4.1)%	$(31,053)	(3.1)%

Basic loss per share data:
Basic loss per share	$(1.57)		$(1.15)
Basic weighted average shares outstanding	27,468		27,066

Diluted loss per share data:
Diluted loss per share	$(1.57)		$(1.15)
Diluted weighted average shares outstanding	27,468		27,066

(a) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	October 28, 2017	January 28, 2017
ASSETS
Cash and cash equivalents	$30,330	$13,803
Merchandise inventories, net	578,633	409,384
Prepaid expenses and other current assets	52,376	41,574
Total current assets	661,339	464,761

Property, equipment and leasehold improvements, net	260,870	284,110
Intangible assets	17,135	15,235
Other non-current assets, net	28,237	22,883
Total assets	$967,581	$786,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$214,783	$101,985
Accrued expenses and other current liabilities	77,093	66,685
Total current liabilities	291,876	168,670

Long-term debt obligations	268,969	163,749
Other long-term liabilities	70,052	74,410
Total liabilities	630,897	406,829

Commitments and contingencies

Common stock, par value $0.01, 100,000 shares authorized, 32,794 and 32,340 shares issued, respectively	328	323
Additional paid-in capital	416,422	410,504
Treasury stock, at cost, 5,175 shares, respectively	(43,248)	(43,286)
Accumulated other comprehensive loss	(5,021)	(5,648)
(Accumulated deficit) retained earnings	(31,797)	18,267
Total stockholders' equity	336,684	380,160
Total liabilities and stockholders' equity	$967,581	$786,989

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	October 28, 2017	October 29, 2016
Cash flows from operating activities:
Net loss	$(42,967)	$(31,053)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, amortization and impairment of long-lived assets	49,476	54,285
(Gain) loss on retirements of property, equipment and leasehold improvements	(926)	273
Deferred income taxes	(6,065)	1,965
Tax deficiency from stock-based compensation	—	(3,295)
Stock-based compensation expense	6,191	7,345
Amortization of debt issuance costs	216	164
Deferred compensation obligation	(38)	233
Amortization of employee benefit related costs and pension settlement charge	1,011	673
Construction allowances from landlords	1,228	6,994
Other changes in operating assets and liabilities:
Increase in merchandise inventories	(137,479)	(133,347)
Increase in other assets	(9,709)	(18,527)
Increase in accounts payable and other liabilities	120,137	119,544
Net cash (used in) provided by operating activities	(18,925)	5,254

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(25,342)	(67,934)
Proceeds from insurance and disposal of assets	2,404	1,177
Business acquisition	(36,144)	—
Net cash used in investing activities	(59,082)	(66,757)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	426,308	389,701
Payments of revolving credit facility borrowings	(318,851)	(314,783)
Proceeds from long-term debt obligation	—	5,830
Payments of long-term debt obligations	(5,626)	(3,507)
Payments of debt issuance costs	(8)	—
Payments for stock related compensation	(192)	(857)
Cash dividends paid	(7,097)	(12,466)
Net cash provided by financing activities	94,534	63,918
Net increase in cash and cash equivalents	16,527	2,415

Cash and cash equivalents:
Beginning of period	13,803	16,487
End of period	$30,330	$18,902

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands, except earnings per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net loss (GAAP)	$(17,722)	$(15,634)	$(42,967)	$(31,053)
Business acquisition costs (pretax)	(39)	—	9,169	—
Store closures, impairments and other (pretax)	552	443	1,333	1,394
Consolidation of corporate headquarters and severance charges associated with workforce reduction (pretax)	—	—	—	904
Income tax impact	(370)	(271)	(4,176)	(989)
Adjusted net loss (non-GAAP)	$(17,579)	$(15,462)	$(36,641)	$(29,744)

Diluted loss per share (GAAP)	$(0.64)	$(0.58)	$(1.57)	$(1.15)
Business acquisition costs (pretax)	—	—	0.33	—
Store closures, impairments and other (pretax)	0.02	0.02	0.05	0.05
Consolidation of corporate headquarters and severance charges associated with workforce reduction (pretax)	—	—	—	0.03
Income tax impact	(0.02)	(0.01)	(0.15)	(0.03)
Adjusted diluted loss per share (non-GAAP)	$(0.64)	$(0.57)	$(1.34)	$(1.10)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Gross profit (GAAP)	$71,694	$56,590	$226,853	$209,147
Store closures and impairments	70	—	583	231
Adjusted gross profit (non-GAAP)	$71,764	$56,590	$227,436	$209,378

Selling, general and administrative expenses (GAAP)	$100,036	$84,564	$289,188	$260,076
Business acquisition costs	39	—	(9,169)	—
Store closures and other	(482)	(443)	(750)	(1,163)
Consolidation of corporate headquarters and severance charges associated with workforce reduction	—	—	—	(904)
Adjusted selling, general and administrative expenses (non-GAAP)	$99,593	$84,121	$279,269	$258,009

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures (continued)
(in thousands, except earnings per share)
(Unaudited)

	2017 Guidance Range
	Low	High
Diluted loss per share (GAAP)	$(1.48)	$(1.13)
Business acquisition costs (pretax)	0.33	0.33
Store closures, impairments and other (pretax)	0.05	0.05
Income tax impact	(0.15)	(0.15)
Adjusted diluted loss per share (non-GAAP)	$(1.25)	$(0.90)